CITIZENS BANCORP
EMPLOYEE STOCK
PURCHASE PLAN

Citizens Bancorp desires that employees have the opportunity to share in the Bancorp’s growth. Therefore, the Bancorp has implemented an Employee Stock Purchase Plan (“the Plan”). Under the Plan, eligible employees may use payroll deductions to purchase Citizens Bancorp stock (Over The Counter (“OTC”) symbol: CZNB). Citizens Bancorp does not intend that this Plan constitute an “employee stock purchase plan” within the meaning of Internal Revenue Code Section 423.

Eligibility

All regular employees are eligible to participate in the Plan as of the first day of employment.

Participating in the Plan

Employees may contribute a minimum of $10 per pay period up to the full amount of their net compensation including hourly wages, salary, commissions, bonuses, vacation pay and sick pay. The designated amount will be deducted after taxes are taken out. All money from employee deductions will be held in a non-interest bearing account (“Contribution Account”) until shares are purchased. An employee desiring to participate in the Plan may begin deductions at any time by submitting a completed Employee Stock Purchase Plan Participation Form to Payroll.  After Payroll receives the properly completed form, deductions will begin within two (2) pay periods depending on the date the form is submitted. Deductions will continue at the same rate until the employee changes or terminates the deductions, which he or she may do at any time by submitting a new Employee Stock Purchase Plan Participation Form to Payroll. After whole shares are purchased, any remaining balance in the Contribution Account will be applied to the next subsequent quarterly share purchase. Shares will be held, in the employer’s name, in the Plan’s brokerage account until the employee elects to sell the shares or transfer them to a personal brokerage account. For further information about terminating participation in the Plan, see the Terminating Participation section below.

Purchasing Shares

Shares will be purchased with money from employee deductions on a quarterly basis.  The purchase of shares will occur within a thirty (30) day window during the months of January, April, July and October of each year. Whole shares, and not fractional shares will be purchased. The number of shares each employee receives will equal the employee’s balance in the Contribution Account divided by the average purchase price of the stock during the applicable thirty (30) day window at the time of purchase, rounded down to the nearest whole share. Employees will not be charged commission fees for shares purchased under the Plan. After whole shares are purchased, any remaining balance in the Contribution Account will be applied to the next subsequent quarterly share purchase. Shares will be held, in the employer’s name, in the Plan’s brokerage account until the employee elects to sell the shares or transfer them to a personal brokerage account.

Selling Shares

There are no restrictions on the disposition of shares under this Plan. An employee may sell, transfer or otherwise dispose of his or her shares at any time using the procedures of the brokerage firm that is holding the shares. However, the employee will be responsible for all applicable taxes and commission fees resulting from the disposition.

Rev. 4/2004

Terminating Participation

An employee desiring to stop participating in the Plan may do so at any time by submitting a completed Employee Stock Purchase Plan Participation Form to Payroll. The change will take effect immediately; provided, however, that if the employee stops participating in the Plan during the months of January, April, July and October and shares have already been purchased for the employee, he or she must wait until five (5) business days after the end of such month before having the remaining money in the Contribution Account refunded to him or her. If the employee stops participating in the Plan during any other time, the employee may either have remaining money in the Contribution Account used to purchase shares during the next quarterly purchase period or refunded to him or her. An employee, who stops participating in the Plan, may rejoin at any time by submitting a new Employee Stock Purchase Plan Participation Form to Payroll.

An employee leaving employment with the Bancorp does not need to submit an Employee Stock Purchase Plan Participation Form to cease participation.  All money in the Contribution Account will be refunded to the employee on his or her final paycheck; provided, however, that if the employee leaves the employment of the Bancorp during the months of January, April, July and October and shares have already been purchased for the employee, he or she must wait until five (5) business days after the end of such month before having the remaining money in the Contribution Account is refunded to him or her. The employee will have the option to transfer all shares held on his or her behalf to a personal brokerage account of their choice. The employee may also open a personal brokerage account with the Plan’s brokerage firm if he or she desires.

Disclosures

Shares of Citizens Bancorp stock are not deposits of, obligations of, or guaranteed by Citizens Bancorp of Nevada County or any other depository institution.  Shares are not insured by the FDIC, Federal Reserve, or any other government agency.  This Plan is subject to investment risks, including possible loss of the principal amount invested because past performance is no guarantee of future results. Therefore, employees should consult with a financial advisor before making any investment decisions.

Rev. 4/2004